Exhibit F

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Registration Statement on Schedule B of our report dated February 28, 2013 relating to the non-consolidated financial statements of The Export Import Bank of Korea as of and for the year ended December 31, 2012 (which report expresses an unqualified opinion on the non-consolidated financial statements and includes an explanatory paragraph referring to the application of The Export-Import Bank of Korea Act and the related accounting principles) appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Financial Statements and the Auditors” and “Experts” in such Prospectus.

/s/ Deloitte Anjin LLC
Deloitte Anjin LLC

Seoul, Korea

July 3, 2013